UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2009

THE DRESS BARN, INC.
(Exact name of registrant as specified in its charter)
Connecticut
(State or other Jurisdiction of Incorporation)

0-11736	06-0812960
(Commission File Number)	(I.R.S. Employer Identification No.)

30 Dunnigan Drive, Suffern, New York	10901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (845) 369-4500

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On November 25, 2009, The Dress Barn, Inc. (the “Company”) and certain of its domestic subsidiaries entered into a revolving credit agreement (the “Credit Agreement”) with the lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, Swing Line Lender and L/C Issuer; Bank of America, N.A, as co-syndication agent; U.S. Bank National Association, as Documentation Agent; and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners.   The Credit Agreement replaces the Company’s prior $100 million five-year credit facility entered into on December 21, 2005.  The prior facility was scheduled to expire on December 21, 2010, but was terminated concurrent with the Credit Agreement becoming effective on November 25, 2009.  We did not incur any material early termination penalties in connection with the termination of the prior facility.

The Credit Agreement provides a senior secured revolving credit facility up to $200 million and matures in 4 years. The credit facility may be used for the issuance of letters of credit, to finance the acquisition of working capital assets in the ordinary course of business and capital expenditures, and for general corporate purposes. The Credit Agreement includes a $150 million letter of credit sublimit, of which $25 million can be used for standby letters of credit, and a $20 million swing loan sublimit.  The interest rates, pricing and fees under the Credit Agreement fluctuate based on excess availability as defined in the Credit Agreement. There are no borrowings outstanding under the Credit Agreement. Letters of credit totaling $36.7 million that were outstanding under the prior facility at November 25, 2009 will be treated as letters of credit under the Credit Agreement for the same amount.

The Credit Agreement contains customary representations, warranties, and affirmative covenants. The Credit Agreement also contains customary negative covenants, subject to negotiated exceptions on (i) liens, (ii) investments, (iii) indebtedness, (iv) significant corporate changes including mergers and acquisitions, (v) dispositions, (vi) restricted payments and certain other restrictive agreements.  The Credit Agreement also contains customary events of default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control, or the failure to observe the negative covenants and other covenants related to the operation of the Company’s business.

The Company’s obligations under the Credit Agreement are guaranteed by certain of its domestic subsidiaries (the “Subsidiary Guarantors”). As collateral security under the Credit Agreement and the guarantees thereof, the Company and the Subsidiary Guarantors have granted to the administrative agent for the benefit of the lenders, a first priority lien on substantially all of their tangible and intangible assets, including, without limitation, certain domestic inventory, but excluding real estate.

The above description of the Credit Agreement is not complete and is qualified in its entirety by the actual terms of the Credit Agreement, a copy of which is attached to this report as Exhibit 99.1.

Item 1.02 – Termination of a Material Definitive Agreement

Upon the execution and delivery of the Credit Agreement referred to in Item 1.01 of this report on Form 8-K, the Company terminated its credit agreement dated as of December 21, 2005 among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., a national banking association, as administrative agent and collateral agent for such lenders.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1
Credit Agreement dated as of November 25, 2009, among The Dress Barn, Inc., a Connecticut corporation, the Subsidiary Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE DRESS BARN, INC.
(Registrant)

Date: November 30, 2009

/s/ Armand Correia
Armand Correia
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)